First Amendment

Employment Agreement

THIS AMENDMENT, made and entered into as of the 23 day of April, 2013, by and between Community Bank of Tri-County (the “Bank”), William Pasenelli (the “Employee”) and Tri-County Financial Corporation (the “Company”), solely as guarantor of the Bank’s obligations under the employment agreement entered into by the parties.

WHEREAS, the Employee, the Bank and the Company entered into an amended and restated employment agreement, dated as of April 20, 2007, (the “Agreement”); and

WHEREAS, the Employee, the Bank and the Company desire to amend the Agreement to make certain changes to the potential severance obligations under the Agreement and to reflect certain changes; and

WHEREAS, Section 13.10 of the Agreement provides that the parties may amend the Agreement by a written instrument from time to time.

ACCORDINGLY, the Agreement is hereby amended, effective as of the date first set forth above as follows:

First Change

Section 1 of the Agreement is deleted in its entirety and replaced with the following new Section 1:

“1. EMPLOYMENT. The Employee shall serve the Bank as President. In such position, the Employee shall have the duties, responsibilities, functions and authority determined and designated from time to time by the Board of Directors (the “Board”) and the Chief Executive Officer. The Employee shall render such administrative and management services to the Bank and its affiliates as are customarily performed by persons in a similar executive capacity.”

Second Change

Section 10.2 of the Agreement is deleted in its entirety and replaced with the following new Section 10.2:

“10.2 TERMINATION PAYMENT. Notwithstanding any provision herein to the contrary, if the Bank terminates the Employee’s employment under this Agreement without the Employee’s prior written consent and for a reason other than Cause, in connection with or within twelve (12) months after a Change in Control, the Employee shall be paid an unreduced lump sum severance benefit equal to the sum of the following items:

(a) Three (3) times the Employee’s annual base salary (as provided for in Section 3 of this Agreement) at the rate in effect on the date of the Employee’s termination of employment (including any amount contributed by the Bank on the Employee’s behalf pursuant to a salary reduction agreement and which is not included in the Employee’s gross income under Sections 125, 132(f) or 402(e)(3) of the Internal Revenue Code of 1986, as amended); and

(b) Three (3) times the most recent annual incentive compensation payment made to the Employee (as provided for in Section 3 of this Agreement).

The severance benefit payment under this Section 10.2 shall be made to the Employee in one lump sum within ten (10) days of the Employee’s termination of employment.”

Third Change

Section 11 of the Agreement amended by deleting the first three sentences thereof and replacing them with the following new language:

“If the payments and benefits provided pursuant to Section 10 of this Agreement, either alone or together with other payments and benefits the Employee has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 10 shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 10 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If such a reduction is necessary and none of the payments or benefits constitutes a “deferral of compensation” within the meaning of and subject to Section 409A of the Code, then the reduction shall occur in a manner the Employee elects in writing prior to the date of payment. If the payments or benefits constitute a deferral of compensation or if the Employee fails to make an election pursuant to the preceding sentence, then the payments and/or benefits to be reduced will be determined in a manner which has the least economic cost to the Employee. The Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 10; the Bank will pay for the accountant’s opinion. If the Bank and/or the Employee do not agree with the accountant’s opinion, the Bank will pay to the Employee the maximum amount of payments and benefits pursuant to Section 10 (as selected by the Employee if the payments and benefits do not constitute a deferral of compensation) that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the excise tax imposed under Section 4999 of the Code.”

IN WITNESS WHEREOF, the parties hereto each acknowledge that each has carefully read this amendment to the Agreement and executed the original on the date indicated.

COMMUNITY BANK OF TRI-COUNTY

/s/ Christy Lombardi	/s/ Michael L. Middleton
Witness	For the Bank

4/23/2013
Date

TRI-COUNTY FINANCIAL CORPORATION

/s/ Christy Lombardi	/s/ Michael L. Middleton
Witness	For the Company

4/23/2013
Date
EMPLOYEE

/s/ Christy Lombardi	/s/ William Pasenelli
Witness	William Pasenelli

4/23/2013
Date